Exhibit-99.B(d)(8)

Amendment No. 1 to

Expense Limitation Agreement

This Amendment No. 1 is dated November 28, 2012 by and between Roxbury Capital Management, LLC (“Roxbury”) and The Roxbury Funds (the “Fund”), on behalf of the Fund’s portfolios (the “Portfolios”).

WHEREAS, Roxbury serves as the investment adviser to the Portfolios; and

WHEREAS, Roxbury and the Fund have entered into an Expense Limitation Agreement dated February 2, 2007 (the “Expense Limitation Agreement”);

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             Section 1 of the Expense Limitation Agreement is restated and replaced in its entirety as follows:

Section 1.  Fee Waiver and Reimbursement of Expenses.  Until the dates set forth on Exhibit A, Roxbury will waive its advisory fees with respect to the Portfolios and/or reimburse or assume expenses of the Portfolios, as the case may be, to the extent that the expenses (excluding taxes, extraordinary expenses, brokerage commissions, interest and acquired fund fees and expenses) of a class of a Portfolio, expressed as a percentage of average daily net assets, exceed the expense caps set forth on Exhibit A.  Roxbury will not have any right to recover from the Portfolios any amount so waived, reimbursed or assumed.  Roxbury shall have discretion regarding whether expenses will be reimbursed or assumed, on the one hand, or fees will be waived, on the other hand, to meet the expense caps set forth on Exhibit A.

2.             Except to the extent amended hereby, the Expense Limitation Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment No. 1 to the Expense Limitation Agreement as of the date first above written.

THE ROXBURY FUNDS, on behalf of its Portfolios		ROXBURY CAPITAL MANAGEMENT, LLC

/s/ Brian C. Beh		/s/Brian C. Beh
By:	Brian C. Beh	By:	Brian C. Beh
Title:	President	Title:	President
Date:	November 28, 2012	Date:	November 28, 2012